                                November 8, 1999



Philip Wise


Dear Phil:

         I am pleased to offer you a position with ZapMe! Corporation (the "Company") as Vice President, Strategic Alliances, commencing November 8, 1999. You will report to me in my capacity as Chief Executive Officer.

         As Vice President, Strategic Alliances, an exempt position, you will receive a salary of $14,583.33 per month, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. The Company may adopt an incentive program and in which case, you would be eligible to participate.

         As a Company employee, you are also eligible to receive certain employee benefits, including medical and dental insurance benefits, which will be available to you on the first day of the month following your first 30 days of employment. Both a PPO and an HMO are available through a variety of plans, and the Company pays from 80% to 90% of your premium and from 60% to 70% of the premium for your dependent(s), depending on the plan you choose. The Company will also make available to you a company paid life insurance benefit in the amount of one times your annual salary, as well as a long-term disability benefit.

         You will also be entitled to vacation time in accordance with the Company's policy, which is that you will receive three weeks vacation per year for your first ten years of employment and four weeks per year thereafter. The Company believes that vacations are a vital factor in pursuing a balanced lifestyle. Accordingly, the Company expects that you will use vacation days in the year earned. In no event will you accrue more than one and one-half times your annual vacation time.

         The Company will also reimburse for temporary housing expenses and other expenses you incur in your permanent move to the Bay Area, subject to a cap to be agreed upon. Reimbursement will be made in accordance with the Company's standard reimbursement policies, and upon your providing receipts substantiating these expenses.

         In addition, and subject to the approval of the Company's Board of Directors, you will receive an option to purchase 185,000 shares of the Company's Common Stock. The per share exercise price of such stock option will be based on the fair market value of a share as of close of market on November, 9, 1999, the date the option will be granted to you by the Board of Directors. The option will vest as to one-fourth of the shares subject thereto on your first anniversary of employment, and one forty-eighth of the shares subject thereto each month thereafter until fully vested.


[LETTERHEAD]

         As a Company employee, you will be expected to abide by the Company's rules and regulations, including the Company's Employee Handbook, and to sign and comply with the Confidential Information, Invention Assignment and Terms of Employment Agreement (a copy of which is enclosed herewith) that prohibits unauthorized use or disclosure of the Company's proprietary information. You must execute and return the Confidential Information, Invention Assignment and Terms of Employment Agreement prior to your commencing employment with the Company.

         For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         You should be aware that your employment with ZapMe! constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or advance notice. This at will employment relationship may not be changed except in a writing signed by an executive officer of the Company. Your continued employment is further conditioned on your agreement to devote your work efforts exclusively to the Company, except that you may continue your efforts on your collecting web sites so long as it does not affect your work at ZapMe!.

         Of course, the terms of this offer may not be modified or amended except by a written agreement executed by you and an executive officer of the Company, and shall, together with such other written agreements you and the Company may enter in connection with your employment, constitute the entire agreement between you and the Company relating to the terms of your employment, and supersedes and any other employment agreements or promises made to you by anyone whether oral or written.

         To indicate your acceptance of the Company's offer, please sign and date this letter and return it to me. A duplicate is enclosed for your records.

                                            Best regards,


                                            Rick Inatome
                                            Chief Executive Officer

Enclosures

ACCEPTED AND AGREED:



---------------------
Phil Wise